Exhibit 4.3

Execution Version

FIRST AMENDMENT TO

SERIES B PREFERRED STOCK PURCHASE WARRANT

PROGENITY, INC.

This FIRST AMENDMENT TO SERIES B PREFERRED STOCK PURCHASE WARRANT (this “Amendment”), is made effective dated as of August 27, 2019, by and between PROGENITY, INC., a Delaware corporation (the “Company”), and ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, a Delaware limited partnership (the “Registered Holder”).

RECITALS

A.    The Company and the Registered Holder are party to that certain Series B Preferred Stock Purchase Warrant (Warrant No. 1) to purchase securities of the Company, dated as of October 27, 2017 (the “Warrant”).

B.    Section 15 of the Warrant provides that the Warrant may be amended pursuant to a written instrument executed by the party against which enforcement of the amendment is sought.

C.    The Company and the Registered Holder are the parties in interest to the Warrant as of the date hereof.

D.    The Company and a fund affiliated with the Registered Holder (the “Initial Purchaser”), intend to enter into that certain Series B Preferred Stock Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”).

E.     To induce the Initial Purchaser to enter into the Purchase Agreement and consummate the Initial Closing (as defined in the Purchase Agreement), the parties desire to enter into this Amendment to amend the Warrant as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties hereby agree as follows:

1.    Definitions. Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Warrant.

2.    Effectiveness. This Amendment is contingent upon, and will become effective concurrent with the closing of the Initial Closing (the “Effective Time”). This Amendment will terminate if the Purchase Agreement is terminated prior to the Initial Closing.

3.    Amendments to Warrant. At the Effective Time, the Preamble of the Warrant shall be amended and restated in its entirety as follows:

Progenity, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined below), up to 1,818,182 shares of Series B Preferred Stock, par value $0.001, of the Company (the “Series B Preferred Stock”), at an initial purchase price of $2.75 per share (the “Initial Purchase Price”). The shares issuable upon exercise of this Warrant and the exercise price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Stock” and the “Exercise Price,” respectively. This Series B Preferred Stock Purchase Warrant (this “Warrant”) is issued under and pursuant to that certain Credit and Security Agreement, dated as of the Issuance Date, by and among the Company, as borrower, the lenders party thereto, and Athyrium Opportunities III Co-Invest 1 LP, as collateral agent (as amended, modified, restated, refinanced, replaced or supplemented from time to time, the “Credit Agreement”).

4.    No Further Adjustment for Share Split. The Company and the Registered Holder agree that the adjustment to the terms of the Warrant herein are to take account of the share split of the Series B Preferred Stock, which share split became effective upon filing of the Fifth Amended and Restated Certificate of Incorporation on the date hereof and immediately prior to entry into this Amendment, and no further adjustment in the terms of the Warrant shall occur as a result of such filing.

5.    No Further Amendments. Except as expressly amended by this Amendment, the Warrant shall remain in full force and effect in accordance with its terms.

6.    Representations of the Registered Holder. The Registered Holder represents and warrants to the Company that as of the date hereof, the Registered Holder is the sole beneficial owner and record holder of the Warrant, and has full authority to enter into this Amendment.

7.    Amendment or Waiver. Any term of this Amendment may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

8.    Headings. The headings in this Amendment are used for convenience only and are not to be considered in construing or interpreting any provision of this Amendment.

9.    Entire Agreement. This Amendment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. The Warrant, as amended by this Amendment, contain the sole and entire agreement between the parties with respect to the subject matter hereof.

10.    Survival. The warranties, representations and covenants of the Company and the Registered Holder contained in or made pursuant to this Amendment shall survive the execution and delivery of this Amendment.

11.    Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Section 20 of the Warrant is incorporated herein by reference.

12.    Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, to the maximum extent permitted by law, such provision shall be excluded from this Amendment, the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this First Amendment to Series B Preferred Stock Purchase Warrant as of the date first written above.

COMPANY:

PROGENITY, INC.

By:	/s/ Eric d’Esparbes
Name: Eric d’Esparbes
Title: Chief Financial Officer

[Amendment No. 1 to Warrant – Progenity, Inc.]

REGISTERED HOLDER:

ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP

By:	Athyrium Opportunities Associates III Co-Invest LLC, its general partner

By:	/s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

[Amendment No. 1 to Warrant – Progenity, Inc.]